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TRANSLATION OF A DOCUMENT WRITTEN IN SPANISH.  JANUARY 28/2000.

MINERVA DOCUMENTARY PAPER                                              7108015

1. COMMERCIAL LEASING CONTRACT.- Between the following undersigned: ERNESTO GARCIA ACERO, of age, living in Santafe de Bogota, D.C., holder of
     Identification: Citizenship Card No. 2.863590, issued in Bogota - in his character as owner of the real estate property - to which this present contract refers -, and that in its written text shall be named: THE LESSOR, on one part - and on the other: RAFAEL JESUS DELGADO CONTRERAS, male sex, of age, holder of Citizenship Card No. 19.097.295, issued in Bogota, who acts in his character as MANAGER AND LEGAL REPRESENTATIVE of the CASA INFORMATICA S.A. COMPANY, society established in Santafe de Bogota, incorporated through Public Deed No. 639, issued at the Notary Public's Office No. 7 of Santafe de Bogota, on February 23, 1993, registered on June 15, 1993, bearing number 409271, of Book IX, of the Chamber of Commerce of Santafe de Bogota, whose powers for contracting - on behalf on the Company -, as well as for its incorporation -, copies of which -duly legalized -, are added to this document, who - for this present contract - shall be called: THE LESSEE, the agreement stated in the clauses of this present contract, has been signed, which is governed by the statutes of the Colombian Commerce Code:

     FIRST.- THE LESSOR hands over to the LESSEE - on a leasing basis -, and he declares that he receives it as such, a real estate property whose location and limits are stated as follows: a real estate property, constructed as a two -story construction,
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     located at calle 90 No. 18 - 59, and that includes the No. 89 - 36 one, on carrera 19 - of the present urban nomenclature of Santafe de Bogota. This real estate property includes a land lot, having the two (2) - story, first quality construction -on it. The real estate property - which is the object of this instrument - is located within the following limits of its own: On the northern side, with calle 90; on the east side, with a property belonging to - or that used to belong to - Ramon Fernandez Alvarez; on the southern side, with a property belonging to - or that used to belong to - German Fernandez Alvarez; and on the west side, with carrera 19, in this city.

     SECOND.- THE LESSEE declares that he is receiving all the property - here stated -, in perfect condition, and with normal functioning, and that he promises to keep them in perfect preservation and functioning condition, and to give them back (return) to the LESSOR at the end of this contract.

     THIRD.- The duration term of this contract is a twelve (12) - month one - renewable by way of common agreement between the parties - counted from January 1st, 1996 to December 31st, 1996.

     FOURTH.- RATE OF RENTAL: THE LESSEE shall pay the sum of five million pesos, legal currency ($5.000.000), for each monthly payment, during the first twelve (12) months. The LESSEE explicitly promises to pay its total amount and in advanced monthly payments, on the first calendar day of each monthly period, the stated amount, being it explicitly established that the monthly periods are indivisible. the LESSEE promises -- END OF FIRST PAGE OF ORIGINAL DOCUMENT IN SPANISH -- to pay the rent amount, not only for the stipulated terms, but also, during the whole time period that he
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     keeps the real estate property in his hands, on any basis, and that the same may not have been legally and fully returned to the LESSOR; this handing over shall not be considered legally fulfilled until the LESSOR issues a paid - up written evidence in which he declares that the LESSEE does not owe any amount - on account of rent payment, utilities, repairs of any kind they may be, and the industry and commerce tax. The monthly rent payment shall be made by the LESSEE at the following address: Carrera 35 No. 89 - 21 in the city of Santafe de Bogota. In case of delay in payment, the LESSEE shall accept and pay - during this period -, to the LESSOR, commercial interest at the monthly rate of three point five percent (3.5%), which shall be assessed on the unpaid sums, without prejudice to the other actions of the creditor.

     FIFTH.- The real estate property shall be used as office facilities for CASA INFORMATICA S.A.. The LESSEE shall not be able, either to transfer this present contract, or to sublease it; either totally, or in part, without the previous written authorization from the LESSOR; being it understood and agreed upon, that even though such authorization might be granted, all the other obligations stipulated in this contract - and that are on the LESSEE, shall continue in force.

     SIXTH.- THE LESSEE declares that he has received the real estate property - which is the object of this contract - in good condition, according to the inventory which is signed by the parties - on a separate section -, and that - for all legal matters -, makes part of it. He, nevertheless, promises to keep it and to return it in the same condition in which he received it; except for deterioration due to the normal use. THE LESSEE shall
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     pay for all the repairs - pertaining to the lease -, of any kind that there might be, up to the date of the legal and full handing over of the real estate property to the LESSOR.

     SEVENTH.- THE LESSEE declares that he is receiving the real estate property, along with all its complete, first quality fixtures (and fittings) - and in perfect working condition and appearance - for the use they are intended, such as: electricity, water, sewerage, telephone - numbers: 6 16 72 86, 6 16 76 16, 6 16 89 07, 6 11 51 63, 6 16 31 98, 2 56
     39 00, 2 36 11 93, long distance call service; being it explicitly agreed upon, that the LESSEE shall pay to the respective companies, for those services, up to the last full month in which the real estate property be legally and completely received, according to the inventory, by the LESSOR. If, for some reason, any of such services, fittings or fixings were to become out - of - order, as far as their functioning, or if the utilities were to be suspended on account of lack of timely payment, it shall be exclusively on the LESSEE, the getting - on his own account - of their quick and correct functioning. Therefore, the LESSOR shall not be responsible - at all - for the correct -- END OF PG. 2 -- CA - 7108016-- Comes from page CA - 7108015 -- rendering of the enumerated utilities.

     EIGHTH.- In case that - for any reason - the telephone receivers and their lines were to be missing, the LESSEE promises to pay for the reinstallation of the telephone lines, and for the reinstallation of the new telephone receivers, functioning correctly; in any case, stating in the documents of such reinstallation, that the service and the equipment shall be reinstalled bearing the name of the LESSOR, owner of
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     the real estate property. Without the fulfillment of this solidary obligation and of all the others that have been agreed upon and stated in this contract, the LESSOR shall be able to refuse receiving from the LESSEE, the real estate property, along with its respective keys; therefore, the payment of the rent agreed upon, shall keep on being on him, up to the completion of the month in which the LESSEE may submit to the LESSOR all the bills paid for the total amount of said utilities, taxes, equipment and implements that are now incorporated to the rented real estate property; until that full month, the LESSEE promises - through this instrument - to be responsible before the LESSOR - and the respective companies - for all damages, prejudices - that on this account, fault or omission - were caused to the real estate property, to its related installations and accessories; the LESSEE is not empowered to perform any modification to the electric, telephone, or water (hydraulic) installations, without the previous written permit from the LESSOR. Likewise, it is agreed upon and understood, that any damage or deterioration found at the time of the total and legal hand over of the real estate property, shall be repaired and paid directly by the LESSEE, to the entire satisfaction of the LESSOR; therefore, the LESSEE is with solidarity obliged to use the real estate property with the necessary care and good judgment, and to return it in the same perfect condition in which he receives it.

     NINTH.- THE LESSOR shall be able to visit, at any time, the rented real estate property; and during the final three (3) months of the leasing, the LESSEE is obliged to allow any person, or group of persons
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     authorized by the LESSOR, to visit and know in detail the real estate property, to take pictures of all, or part of it. During said months, the LESSOR has the right to post FOR RENT signs at the real estate property.

     TENTH.- THE LESSOR does not assume any responsibility for damages or injuries that the LESSEE may suffer for causes imputable to third parties, on account of robbery, burglary, nor for disasters caused by fire, riot or flood.

     ELEVENTH.- THE LESSEE explicitly renounces to the right of withholding of the rented real estate property, that - on any basis -, or for any reason, the laws may grant him.

     TWELFTH.- All repairs, adaptations, variations and reforms of any kind that the LESSEE might wish to carry out, shall be paid by him; and in order to make them, -- end of pg. 3 = CA 7108016-- the previous written authorization from the LESSOR is required, as well as his latter written acceptance. Without the fulfillment of this obligation, the LESSOR shall be able to demand from the LESSEE, the withdrawal of the works done, as well as the repairs due to such works, all of them paid by the LESSEE. Therefore, the LESSOR is - here by - exempted from paying such improvements or reforms, or of indemnifying - in any manner - the LESSEE, even in the cases in which he might have explicitly authorized him in writing; nevertheless, the LESSOR may demand their withdrawal, in case they are not in agreement with the guidelines set by him. It is understood and explicitly stipulated, that any lock or additional item that the LESSEE may install on the inside doors or windows, or outside the real estate property, shall not be able to be withdrawn and shall remain the property of the
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     LESSOR, without there being opportunity to recognition of any sum of money for this reason.

     THIRTEENTH.- THE LESSEE shall not be able to post on the walls, doors or windows of the real estate property, any sign - of any nature whatsoever - without the written authorization from the LESSOR; neither shall he be able to keep inside the real estate property explosive substances, or any other element that may cause damage or harm to the real estate property itself or to people.

     FOURTEENTH.- THE LESSEE, in solidarity and explicitly obliges himself to pay the LESSOR a monthly three point five percent (3.5%) interest on any remnant sum that may appear owed by him/them, and on any basis, from the date the payment ought to be made, until the month of the effective remedy. These interests cannot - in any case - be interpreted as a second sanction.

     FIFTEENTH.- THE LESSEE promises to pay the sanctions, cost and fines that the Aqueduct, Electricity, and Telephone Companies, or any District authority may charge during the force of this present contract, on account of the respective infringement of the respective regulations, or for not having paid such services on time; and shall indemnify the LESSOR for harms on him, for such infringements or omissions, being part of such harm - among others - the ones that may result from the loss of the aforementioned services, their suspension, their reconnection, or reinstallation. It is understood that the LESSOR may - if he considers it convenient - make the respective payments in order to obtain the normalization of the aforementioned utilities; likewise, he shall be able to pay for the sanctions, taxes and fines - in these cases. Such cost ought to
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     be reimbursed to him immediately, by the LESSEE, being it possible to charge it by execution, by the simple issuance of the respective voucher, without the need of any other requirement.

     SIXTEENTH.- THE LESSEE authorizes the LESSOR to fill in - in this present document - the blank spaces (not filled in) in this instrument. No modification-- end of pg. 4 -- CA 7108017 -- Comes from page CA - 7108016 -- to the text (content) of this present contract shall be valid, if it is lacking the legal written format, before Notary Public.

     SEVENTEENTH.- Once expired the duration terms of leasing of this present contract, the LESSEE promises to hand over the real estate property, fulfilling all the solidary obligations, stated in this instrument.

     EIGHTEENTH.- It is explicitly stipulated that for all effects of this present contract, the LESSEE is solidary.

     NINETEENTH.- In order to end this contract - on the part of the LESSEE - he promises to give written and certified notice to the LESSOR with six (6) months in advance to the date of expiry. If on expiry of the terms stipulated as duration term of this present contract, the parties may wish to renew such term, such renewal requires the explicit acceptance of them; and it ought to be stipulated in writing with six (6) months in advance to said expiry. If the aforementioned renewal were not explicitly agreed upon in writing - within the term provided before, the tacit renewal dealt with in article 2014 of the Civil Code, shall be limited to a one - month period.

     TWENTIETH.- The disagreements that may arise between the LESSOR and the LESSEE, by virtue of, and in the development of this leasing contract, shall be decided by the arbitrators appointed by the Chamber of
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     Commerce of Bogota.

     TWENTY FIRST.- THE LESSEE, explicitly accepts from now on, and without the need for any notice, the following actions: a) Every transfer made by the LESSOR in his position as owner of the real estate property, to a third party, who taking over his rights and obligations, may substitute for him in this contract, without there subsisting - on the LESSOR - any responsibility; b) in case of sale of the real estate property by the LESSOR, by this only fact, this present contract is understood to be ended, without there remaining - on the LESSOR any responsibility.

     TWENTY SECOND.- THE LESSEE shall pay for all the expenses caused by this present contract, and for the ones due to its renewals - if it were the case -, such as safety paper, stamp tax, acknowledgment of signatures before competent authority, photocopies, and the expenses for the making of this present contract.

     TWENTY THIRD.- THE LESSEE submits himself to the jurisdiction of the Santafe de Bogota judges, for all judicial effects of this contract.

     TWENTY FOURTH.- THE LESSEE explicitly promises to watch over and to prevent that the own landmarks that appear in this present contract, be perturbed, or usurped by third parties; and it is also agreed upon, that immediate notice ought to be given to the LESSOR in case such violations may happen.

     TWENTY FIFTH.- THE LESSEE, at the same time that he legally and completely hands over the real estate property -- end of page 4 = CA 7108017 -- to the LESSOR, shall replace for new ones all the elements of everyday use that may be blown or damaged, and to restore the whole amount of the things of importance that may have been withdrawn from
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     the real estate property, according to the inventory that makes part of this present contract; to hand over the real estate property in a perfect condition of general cleanness; to take care of the gardens, the drainage downspouts, their racks, to the entire satisfaction of the LESSOR.

     TWENTY SIXTH.- The mere delay in the rent payment, the total or partial violation of any of the obligations agreed upon in this instrument, and imposed by the legal regulations, give the LESSOR the right to demand from the LESSEE and to - simultaneously - come into effect by execution as
     sanction, the immediate payment of the sum of                 without
     damage to his right to indemnification for damages; the collecting of the amount for the rent agreed upon; the compensation for all damage, that on account of deed, fault or omission, might have been caused to the real estate property; and to the collection of the costs that judicially may be assessed, if it were the case, - in which costs shall be included the procurement in law for the lawyer who might establish any action arisen from this contract. All of these may be simultaneously requested from the LESSOR without the need for any requirement for declaring it in delay, or for any other preliminary procedure appointed by law in such occasions, by explicit renouncement that of said requirements, evictions, or other preliminaries, previous to the establishment of the respective judicial actions, makes in this document the LESSEE in favor of the LESSOR. It is, hereby, expressly and clearly understood, by the contracting parties, that in the eventuality being stated in this clause, the LESSOR shall also have the right to consider ended or canceled this
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     present contract, and to demand de immediate hand over of the real estate property, along with the aforementioned particulars agreed upon about the legal and contracting regime of this present contract, on account that it is agreed upon that the LESSEE explicitly renounces to the requirements - spoken of in articles 2035 and 2007 of the Civil Code - being made, and also to the ones prescribed by the 2nd ordinal of article 434 of the Civil Procedure Code. In order to be able to oppose to eviction lawsuit, the LESSEE ought to deposit in advance the total amount of the rent owed, and the utilities that have to be paid by him.

     TWENTY SEVENTH.- for the legal matters (papers) provided in article 520 of the Commerce Code, it shall be understood that the LESSOR has evicted the LESSEE, simply by having handed in, to any person at the real estate property - which is the object of this present contract -, the written communication by which -- end of pg. 6 -- CA - 7108018 -- Comes from pg. CA
     - 7108017 -- the corresponding eviction is carried out.

     TWENTY EIGHTH.- It is explicitly understood by the LESSEE and accepted by him, that any kind of improvements made to the rented real estate property, shall automatically be in favor (the property) of the LESSOR, without there being any right on the part of the LESSEE, to withdraw them - either totally or partially -, neither to demand any indemnification or reimbursement of their value.

     TWENTY NINTH.- THE LESSEE shall not be able to dispose of any of the elements that are listed in the inventory; and he shall be responsible for the withdrawal of any of them; likewise, he promises to restitute them in the same perfect conditions in which he receives them. For all legal matters (effects) of this present contract, it shall be in
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     force starting January 1st, 1996. In testimony of what has been said, this present document is signed in Santafe de Bogota, D.C., on __________________ (signed by): ERNESTO GARCIA ACERO ________________ ,
     LESSOR (signed by): RAFAEL JESUS DELGADO CONTRERAS _____________ , LESSEE, CASA INFORMATICA S.A., LEGAL REPRESENTATIVE --end of pg. 7 = CA 7108018
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TRANSLATION OF A DOCUMENT WRITTEN IN SPANISH.  JANUARY 31/2000.

MINERVA DOCUMENTARY PAPER                               BA-7116267

COMMERCIAL LEASING RENEWAL CONTRACT.- Between the undersigned - that is :
ERNESTO GARCIA ACERO, male sex, of age, living in Santafe de Bogota, holder of
Identification: No.2.863.590, issued in Bogota, in his position as owner of the real estate property to which this present contract is about, - on one part -, who shall - from now on - be called the LESSOR, and on the other, RAFAEL JESUS DELGADO CONTRERAS, male sex, of age, holder of Identification: citizenship card No. 19.097.295, issued in Bogota, who acts in his position as Acting Manager and Legal Representative of the CASA INFORMATICA S.A. COMPANY, society having headquarters in Santafe de Bogota, incorporated through Public Deed No. 639, granted at Notary Public's Office 7th of Bogota, on February 23, 1993, registered on June 15, 1993, bearing number 409271 of Book IX, of the Chamber of Commerce of Santafe de Bogota, duly authorized by the Board of Directors, as it is evidenced in Minutes No. 007, corresponding to the meeting that took place on December 20, 1996, on the other part, who shall - from now on - be called the LESSEE, this present commercial leasing contract renewal, has been signed, for the real estate property located at calle 90 No. 18 - 59, that includes No. 89 - 36 on carrera 19 of this city, whose limits are stated in the contract signed by the same parties, on January 1st, 1996, which - from now on - shall be called the Main Contract, and according to the stipulations of the following clauses:

FIRST: The parties agree to extending the duration
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term of leasing of the Main Contract in twelve (12) renewable months, counted from January 1st, 1997, to December 31, 1997.

SECOND: The monthly leasing price is six million three hundred fifty thousand pesos ($6.350.000), legal currency. The leasing price shall be paid by the LESSEE, in every case, in legal currency, which the LESSEE explicitly promises to pay in its total amount, by anticipated monthly payments, on the first calendar day of each monthly period. Being it explicitly established that the monthly periods are not to be divided. THE LESSEE, is obliged to pay the price of the rent, not only during the stipulated terms, but also, during the time period he keeps the real state property in his hands, on any basis, and while it has not been legally and completely restituted to the LESSOR; this restitution shall not be considered legally fulfilled, as long as the LESSOR has not issued written evidence of its having been paid up, in which certification he declares that the LESSEE owes nothing, on account of rent, utilities, repairs of any kind they might be, as well as the Industry and Commerce tax. The price of the leasing ought to be paid, on the part of the LESSEE, at the following address:
Cra. 35 No. 89 - 21 in this city.

FIRST PARAGRAPH: The modification in the leasing price, in no case -- end of 1st page = BA - 7116267 -- BA - 7116268 -- Comes from page BA - 7116267 - NOTE FROM THE TRANSLATOR: THERE SEEMS TO BE MISSING SOME LINES - THE TEXT DOES NOT CORRESPOND -- ...clause, the LESSOR shall also have the right to end or cancel this present contract; and to demand the immediate restitution of the real estate property, along with all the other particulares agreed upon before, about the legal and contractual regime of this
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present contract, due to the fact that its is agreed upon that the LESSEE explicitly renounces to the requirements spoken of in articles 2007 and 2035 of the Civil Code, being made, an to those prescribed by ordinal 2nd of article 434 of the Civil Procedure Code. In order to be able to oppose to the eviction lawsuit, the LESSEE ought to have previously deposited the total amount of the rent owed, and of all the utilities that have to be paid by him/them.

NINTH: LEGAL EFFECT OF THE STIPULATIONS: All the other stipulations of the Main Contract, remain in force - those that are not contrary to what has been agreed upon in this present Renewal Contract. In testimony of which, this present contract is signed on ______________________________

(signed by):_______________________

             ERNESTO GARCIA ACERO

             THE LESSOR

(signed by): _______________________

             RAFAEL JESUS DELGADO CONTRERAS

             MANAGER AND LEGAL REPRESENTATIVE OF CASA INFORMATICA S.A.

END of document.
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TRANSLATION OF A DOCUMENT WRITTEN IN SPANISH.  FEBRUARY 1ST//2000.

MINERVA DOCUMENTARY PAPER                                 7108019

COMMERCIAL LEASING RENEWAL CONTRACT.- Between the undersigned - that is :
ERNESTO GARCIA ACERO, male sex, of age, living in Santafe de Bogota, holder of
Identification: Citizenship card No.2.863.590, issued in Bogota, in his position as owner of the real estate property to which this present contract is about, - on one part -, who shall - from now on - be called the LESSOR, and on the other, RAFAEL JESUS DELGADO CONTRERAS, male sex, of age, holder of Identification: citizenship card No. 19.097.295, issued in Bogota, who acts in his position as Acting General Manager and Legal Representative of the CASA INFORMATICA S.A. COMPANY, society having headquarters in Santafe de Bogota, incorporated through Public Deed No. 639, granted at Notary Public's Office 7th of Bogota, on February 23, 1993, registered on June 15, 1993, bearing number 409271 of Book IX, of the Chamber of Commerce of Santafe de Bogota, duly authorized by the Board of Directors, as it is evidenced in Minutes No. 021, corresponding to the meeting that took place on July 10, 1998, on the other part, who shall - from now on - be called the LESSEE, this present commercial leasing contract renewal, has been signed, for the real estate property located at calle 90 No. 18 - 59, that includes No. 89 - 36 on carrera 19 of this city, whose limits are: On the northern side, calle 90; on the east side, with property owned - or that used to be owned - by Ramon Fernandez Alvarez; on the southern part, with property belonging to - or that used to belong to - German
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Fernandez Alvarez; and on the west side, with carrera 19 in this city.

FIRST CLAUSE: The parties agree to extend the duration term of leasing of the Renewal Contract - signed on January 1st, 1997-, in twenty four (24) renewable months, counted from January 1st, 1998, to December 31, 1999.

SECOND CLAUSE: The leasing monthly price for the first twelve months, is seven million six hundred thousand pesos ($7.600.000), legal currency. The leasing monthly price - for the second twelve months -, is nine million pesos ($9.000.000), legal currency. These leasing prices shall be paid by the LESSEE, in every case, in legal currency, which the LESSEE explicitly promises to pay in its total amount, by anticipated monthly payments, on the first calendar day of each monthly period. Being it explicitly established that the monthly periods are not to be divided. THE LESSEE, is obliged to pay the prices of the rent, not only during the stipulated terms, but also, during the whole time period he keeps the real state property in his hands, on any basis, and while it has not been legally and completely restituted to the LESSOR; this restitution shall not be considered legally fulfilled, until the LESSOR has issued written evidence of its having been paid up, in which certification he declares that the LESSEE owes nothing, on account of rent, utilities, repairs of any kind they might be, as well as the -- end of 1st page = 7108019 -- Industry and Commerce tax. The price of the leasing ought to be paid, on the part of the LESSEE, at the following address: Cra. 35 No. 89 - 21 in this city.

FIRST PARAGRAPH: The modification in the leasing price, in no case, shall be considered as novation or existence of verbal leasing contract.

SECOND PARAGRAPH: In case of delay in the
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payment of the rent, the LESSEE shall admit it, and shall pay during this time, to the LESSOR, commercial interest at the rate of 3.5% - monthly - which shall be assessed on the basis of the unpaid sums, without damage to the other actions of the creditor.

THIRD CLAUSE: It is explicitly stipulated that for all effects of this present contract, the LESSEE (S) is/are solidary.-

FOURTH CLAUSE: THE LESSEE authorizes the LESSOR to fill in the blank spaces there might remain in this document (Article 18 Law 46 of 1923).

FIFTH CLAUSE: THE LESSEE with solidarity and explicitly promises to pay to the LESSOR, 3.5% monthly interest on any residual amount that might appear - on him -, and on any basis, from the date in which the payment ought to be made, until the month in which effective remedy be given; such interests - in no case - shall be interpreted as a second sanction.

SIXTH CLAUSE: It is explicitly agreed upon and accepted - on the part of the LESSEE - that - in no case - he shall be able to directly request from the EMPRESA DE TELECOMUNICACIONES of Santafe de Bogota, new telephone lines to be installed in the rented real estate property; all the other request related to such purpose, shall be through, and to the name of, the LESSOR - OWNER.

SEVENTH CLAUSE: It is explicitly stipulated that in no case, the LESSEE shall be able to demand or exercise the right, or withholding action - for any reason - arisen from this present contract.

EIGHTH CLAUSE: The sole delay in the payment of the monthly rent; the total or partial violation of any of the obligations agreed upon in this instrument; and imposed by the legal norms, give the LESSOR the right to demand from the LESSEE and to - simultaneously -
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declare final - and on a sanction basis -, the immediate payment of:
__________________________________, without damage to his right to indemnification for damages; the collecting of the rent amount, agreed upon; the compensation for every damage that on account of fact, fault or omission, might have been caused to the real estate property; and the collecting of the costs that - judicially - would be assessed, if it were the case. In these costs it shall be included the procuration in law of the lawyer that establishes any action arisen from this contract; the LESSOR is entitled to simultaneously - request all of this, without the need for any requirement - in order to place it under delay, or for any other preliminary step appointed by law in such cases, through the explicit renouncement, in this instrument on the part of the LESSEE to these requirements, evictions, -- end of pg. 10 -- CA - 7108020 -- Comes from page CA - 71 08019 -- and other preliminaries before the establishing of the respective judicial actions, in favor of the LESSOR. It is explicitly agreed upon, and it is clearly understood by the contracting parties, that in the event
- spoken of in this clause, the LESSOR shall also have the right to end or cancel this present contract; and to demand the immediate restitution of the real estate property, along with all the other particulares agreed upon before, about the legal and contractual regime of this present contract, due to the fact that it is agreed upon that the LESSEE explicitly renounces to the requirements spoken of in articles 2007 and 2035 of the Civil Code, being made, and to those prescribed by ordinal 2nd of article 434 of the Civil Procedure Code. In order to be able to oppose to the eviction lawsuit, the LESSEE ought to

20


have previously deposited the total amount of the rent owed, and of all the utilities that have to be paid by him/them.

NINTH CLAUSE: LEGAL EFFECT OF THE STIPULATIONS: All the other stipulations of the Main Contract, from January 1st, 1996 and the ones of the Renewal Contract, from January 1st, 1997, remain in force - those that are not contrary to what has been agreed upon in this present Renewal Contract. In testimony of which, this present contract is signed on

------------------------------

(signed by): _______________________

              ERNESTO GARCIA ACERO

              THE LESSOR

(signed by): _______________________

              RAFAEL JESUS DELGADO CONTRERAS

              GENERAL MANAGER AND LEGAL REPRESENTATIVE OF CASA INFORMATICA S.A.

-- pg. 12 of original document in Spanish -- END of document.